Exhibit 10.12

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge. Massachusetts 02138

December 21, 2015

Denis K. Sheahan

Dear Denis:

Cambridge Bancorp (the “Company”) considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiary, Cambridge Trust Company (the “Bank”). The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's and the Bank's management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Bank and in consideration of your agreement set forth in Section 2 hereof. this Agreement sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Bank is terminated under the circumstances described below.

Whenever used in this Agreement. additional capitalized words and phrases have the meanings set forth in Section 15 below.

l.Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2015: provided, however, that commencing on January 1, 2016 and each January l thereafter. the term of this Agreement shall automatically be extended for one (1) additional year unless not later than September 30 of the preceding year the Company shall have given notice that it does not wish to extend this Agreement. However, if a Change in Control or Potential Change in Control of the Company, as applicable, shall have occurred during the original or any extended term of this Agreement. This Agreement shall continue in effect for a period of twelve (12) months beyond the month in which the Change in Control or Potential Change in Control, as applicable, occurred notwithstanding notice from the Company that it does not wish to extend the Agreement.

Denis K. Sheahan

December 21, 2015

2.Potential Change in Control. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control you will not voluntarily terminate your employment with the Bank until the earliest of:

(i)The date that is twelve (12) months from the occurrence of the Potential Change in Control;

(ii)The termination by you of your employment by reason of death, Disability or Retirement;

(iii)The occurrence of a Change in Control; or

(iv)The date the Board adopts a resolution to the effect that, for purposes of this Agreement, the basis upon which the Board concluded that a Potential Change in Contro1 had occurred no longer exists.

3.Termination Following a Change in Control or a Potential Change in Control. If a Change in Control or a Potential Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon your Separation from Service within twelve (12) months after a Change in Control, or within the period described in Section 2 hereof after a Potential Change in Control, unless such Separation from Service is (i) because of your death, (ii) by the Bank for Cause or Disability or (iii) by you other than for Good Reason.

4.Compensation Upon Termination. Following a Change in Control or a Potential Change in Control, upon Separation from Service you shall be entitled to the following benefits.

(i)If your employment shall be terminated for Cause or your death, the Company shall pay you your full base salary through the Date of Termination as the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due. and the Company shall have no further obligations to you under this Agreement.

(ii)If your employment by the Bank shall be terminated (1) by the Bank other than for Cause or Disability or (2) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due.

(B)The Company shall pay you, in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to the product of (I) your Final Average Compensation multiplied by (II) three (3).

Denis K. Sheahan

December 21, 2015

(C)Any Severance Payment shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that notwithstanding anything contained herein to the contrary, if you are a Specified Employee at the time of your Separation from Service, the Bank shall pay you the Severance Payment in a lump sum on the earlier of (I) the first (1st) business day that is six (6) months and one (1) day following the date of your Separation from Service or (II) the date of your death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).

(iii)Unless you are terminated for Cause or you terminate your employment other than for Good Reason, the Company shall cause the Bank to maintain in full force and effect for your continued benefit for a period of up to three (3) years all employee welfare benefit plans and programs or arrangements in which you are entitled to participate at any time within the six (6) months immediately prior to the Notice of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs and that such continuation does not cause the Bank's group health or dental coverage to violate any applicable non-discrimination laws. Benefits continued under this Section 4(iii) shall be paid by you. Benefits otherwise receivable by you pursuant to this Section 4(iii) shall be reduced to the extent comparable benefits are actually received by you from sources other than the Company or the Bank during the three (3)-year period following your termination, and any such benefits actually received by you shall be reported to the Company.

(iv)You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except as specifically provided in this Section 4.

5.Golden Parachute.  If any of the payments provided for in this Agreement, together with any other payments or benefits that you have the right to receive from the Company, Bank or any member of an affiliated group of corporations (as defined in Code Section 1504, without regard to Code Section 1504(b)) of which either Company or Bank is a member (together, the “Payments”) would constitute a parachute payment (as defined in Code Section 280G(b)(2)) that is subject to the excise tax imposed by Code Section 4999 (the “'Excise Tax”), Company will cause to be determined, before any Payments are made, which of the following two alternatives would maximize your after-tax proceeds: (i) payment in full of the entire amount of the Payments; or (ii) payment of only a part of the Payments, reduced to the minimum extent necessary so that you receive the largest Payments possible without the imposition of the Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize your after-tax benefit, then (1) cash compensation subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, then cash payments that are not so subject shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (3) you will have no rights to any additional payments and/or benefits constituting the Payments. Unless you and the Company otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by you and the Company (the “Accountants”), who shall be paid solely by the Company and whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to

Denis K. Sheahan

December 21, 2015

make the required determinations.

6.Non-Competition.  In the event your employment terminates and you are entitled to receive a Severance Payment hereunder, for a period of one (l) year following the Date of Termination (the “Non-Compete Term”) you shall not, directly or indirectly, as an executive of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten percent (10%) of any securities publicly traded in the market) compete with the Company and any subsidiary or affiliate of the Company in any city or town in which the Company or such subsidiary or affiliate operates at any time during the term of this Agreement, and any contiguous city or town.

7.Successors; Binding Agreement.

(i)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business, and/or assets, as aforesaid that executes and delivers the agreement provided for in this Section 7 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

Denis K. Sheahan

December 21, 2015

8.Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided, however, that all notices to the Company shall be directed to the attention of the Board with a copy to the Clerk of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.  All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement is made under seal.

10.Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.  You acknowledge that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements.

11.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Section 409A. It is the intention of the Company and you that the Agreement and all amounts payable to you under the Agreement that are subject thereto meet the requirements of Code Section 409A, to the extent applicable to the Agreement and such payments.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder. If any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Company and you agree to amend this Agreement or take such actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

Denis K. Sheahan

December 21, 2015

14.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof, including the letter agreement between you and the Company dated February 23, 2015.

15.Definitions.

(i)“Board” has the meaning set forth in the SERP.

(ii)“Cause” has the meaning set forth in the SERP.

(iii)“Change in Control has the meaning set forth in the SERP.

(iv)“Code” means the Internal Revenue Code of 1986, as amended.

(v)“Date of Termination” means:

(1)If your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);

(2)If your employment is terminated for Cause, the date specified in the Notice of Termination; and

(3)If your employment is terminated by Bank for any other reason, or by you for Good Reason, the date on which a Notice of Termination is given.

(vi)“Disability” has the meaning set forth in the SERP.

(vii)“Final Average Compensation” has the meaning set forth in the SERP.

(viii)“Good Reason” has the meaning set forth in the SERP.

(ix)“'Potential Change in Control” has the meaning set forth in the SERP.

(x)“Retirement” means the termination of your employment in accordance with the Bank's retirement policy, including (at your sole election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

Denis K. Sheahan

December 21, 2015

(xi)“Specified Employee” has the meaning set forth in the SERP.

(xii)“SERP” means the Cambridge Trust Company Supplemental Executive Retirement Agreement between Bank and you dated December 21, 2015.

*   *   *   *   *

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

CAMBRIDGE BANCORP

	By	/s/ Robert S. Peterkin
Its: Compensation Chair

Agreed:
/s/ Denis K. Sheahan
Denis K. Sheahan